EXHIBIT 21.1


           SUBSIDIARIES OF CONTINENTAL AIRLINES, INC.


         Subsidiary                STATE OF INCORPORATION

Air Micronesia, Inc.                    Delaware

Continental Express, Inc.               Delaware

Continental Micronesia, Inc.            Delaware